Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FIRST QUARTER OF FISCAL 2020

Keene, N.H.  February 14, 2020  -  North European Oil Royalty Trust (NYSE-NRT) reported the net income for the first quarter of fiscal 2020 which appears in the table below compared to net income for the first quarter of fiscal 2019. Total royalty income includes adjustments made by the operating companies to reflect their corrected royalty calculations for prior periods as well as the inclusion or absence of Mobil sulfur royalties. The adjustments for the first quarter of fiscal 2020 decreased total royalty income by $349,361. By comparison, in the first quarter of fiscal 2019, the adjustments increased total royalty income by $54,796.

	1st Fiscal Quarter Ended 1/31/2020	1st Fiscal Quarter Ended 1/31/2019	Percentage Change
Total Royalty Income	$1,025,965	$2,303,000	- 55.45%
Net Income	$747,737	$2,037,785	- 63.31%
Distributions per Unit	$0.08	$0.22	- 63.64%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the fourth calendar quarters of 2019 and 2018. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about February 27, 2020.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	4th Calendar Quarter Ended 12/31/2019	4th Calendar Quarter Ended 12/31/2018	Percentage Change
Gas Sales (Bcf) [1]	4.884	5.535	-11.76%
Gas Prices[2] (Ecents/Kwh)[3]	1.3550	2.0582	-34.17%
Average Exchange Rates[4]	1.1105	1.1349	- 2.15%
Gas Royalties	$843,908	$1,484,635	-43.16%
OEG Agreement
Gas Sales (Bcf)	16.026	17.536	- 8.61%
Gas Prices (Ecents/Kwh)	1.3818	2.0989	-34.17%
Average Exchange Rates	1.1115	1.1352	- 2.09%
Gas Royalties	$332,242	$649,180	-48.82%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from August-October period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

Trust expenses for the first quarter of fiscal 2020 increased 4.68%, or $12,522, to $280,123 from $267,601 for the first quarter of fiscal 2019. The increase in expenses reflects the costs relating to the biennial examination of the royalty statements by the Trust's German accountants.

The previously declared distribution of $0.08 per unit will be paid on February 26, 2020 to owners of record as of February 14, 2020. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.